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Advisory Board Contact: Scott Holmes

     United Future, Inc.

     (310)280-7778

              scott@digitaltowntigers.com

DigitalTown Contact:      Marcia Appel

     (952)890-2362, ext. 110

                                    mappel@digitaltown.com

FOR IMMEDIATE RELEASE

DigitalTown Attracts Six Industry Leaders to Its Advisory Board

(Minneapolis, MN) – August  11, 2008 -- DigitalTown, Inc. (OTC BB:DGTW.OB) today announced that six innovative leaders in the technology, entertainment, sports and content fields have joined its newly formed board of advisors.  Members of the group, all of whom are based on the West Coast and affiliated with companies deeply rooted in interactive media, will lead the next stages of development for DigitalTown as it constructs and integrates its 27,000 online communities into a social “civic and school spirit” network serving students, alumni, schools, local towns and their citizens.

Officially named the Interactive New Media Group, members unofficially have dubbed themselves “the DigitalTown Tigers” in the spirit of the brand and because the name “Tigers” is the number-one mascot of U.S. high schools. The company’s online communities represent more than 99 percent of U.S. public and private high schools and the towns or cities where they are located (for example, detroitcountrydayyellowjackets.com, charteroakchargers.com).

Board members, their company affiliation, their areas of leadership on the DigitalTown advisory board and name of their high schools and graduating years are:

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Mark Turner, Director of Business Development for Media and Entertainment for Microsoft Corp. (NasdaqGS: MSFT), who will advise on strategic relations. DigitalTown Community: Mark is a British national who graduated from Felpham Community College on the South Coast of England in 1991;

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Brian Seth Hurst, CEO of The Opportunity Management Co. (clients have included Lifetime, Showtime, AOL, Virgin America and Movielink), 2nd Vice Chairman of the Academy of Television Arts & Sciences (www.emmys.tv) and recently retired three-term board member of the Producers Guild of America, where he also was a two-term chair of its New Media Council.  Hurst will develop brand strategy. DigitalTown Community: Haverford Fords, PA, class of 1974, www.haverfordfords.com;

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Dan Cooper, Vice President, Business & Legal Affairs for Fox Interactive Media, a division of News Corp. (NYSE: NWS), who will advise on ethical and legal matters, in particular, intellectual property matters. DigitalTown community: Westminster Wildcats, Georgia, class of 1991, www.westminsterwildcats.com;

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Shawn Gold, CEO of newly formed SociaApproach, former President and chief strategist of Intermix and former Senior Vice President of marketing and content of MySpace, who will concentrate on product development. DigitalTown Community: East Brunswick Bears, New Jersey, class of 1983, www.eastbrunswickbears.com;

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Pat Devereux, CEO of Antenna USA, a lifestyle marketing and brand strategy agency, and a research associate and author for the Economist Intelligence Unit and a U.S. commentator for the BBC, who also will focus on product development;

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Scott Holmes, Managing Partner of United Future, the interactive development and marketing division of Seattle-based WongDoody, where he holds the title of Senior Interactive Director. WongDoody/United Future represents leading brands such as: Alaska Airlines, Expedia, ABC, Holland America, T-Mobile and the Bill and Melinda Gates Foundation. Holmes will serve as chair of the advisory board and will focus on the DigitalTown online experience. DigitalTown Community: Umatilla Bulldogs, Florida, class of 1983, www.umatillabulldogs.com.

Full biographies and photographs of advisory board members can be found at www.digitaltown.com.

Representing DigitalTown on the advisory board is Pierce McNally, a senior attorney with Gray Plant Mooty, Minneapolis, and a long-time member of the company’s board of directors. McNally was an officer and director of his family owned business, Midwest Communications, until it was sold to CBS.

“This is a gigantic and rewarding step for DigitalTown,” Richard A. Pomije, chairman and chief executive officer, said.  “These individuals possess the wherewithal to build on the testing and raw data DigitalTown accumulated the last two years and create an integrated network from our thousands of online communities.  They can deliver the leadership, technology and entertainment and communications features we need to successfully complete the company’s mission.”

The advisory board will be based in Los Angeles, where the lion’s share of strategic planning and creative development will take place.  Its first actions will be to establish a timetable for the network’s launch, according to board chairman Scott Holmes.  “DigitalTown’s 27,000 domain names possibly represent the single largest group of online communities in the United States.  We have the potential to create deep affinity and loyalty around school spirit and then enable this powerful nationwide network,” Holmes said.

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About DigitalTown, Inc.

DigitalTown, Inc., based in Burnsville, MN, is developing a nationwide network of more than 27,000 online communities for high school alumni, boosters, students and local citizens.

Safe Harbor Language

Any statements contained herein related to future events are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on forward-looking statements. DigitalTown, Inc. undertakes no obligation to update any such statements to reflect actual events. For more information, please visit www.digitaltown.com.

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